PetIQ, Inc. Reports Record First Quarter 2019 Financial Results

First Quarter 2019 Net Sales Increased 29% Year-Over-Year to $148.4 Million

Reiterates Full Year 2019 Outlook

Enters Into Definitive Agreement to Acquire Perrigo Animal Health

EAGLE, Idaho – May 8, 2019 – PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the three months ended March 31, 2019.

First Quarter 2019 Highlights Compared to Prior Year Period

•	Record first quarter net sales of $148.4 million, an increase of 29%
•	Net income of $2.3 million compared to a net loss of $4.0 million
•	Adjusted net income $6.0 million compared to $1.4 million
•	Adjusted EBITDA of $10.9 million compared to $5.6 million, an increase of 94%
•	Cash and cash equivalents of $54.4 million with total liquidity of $107.3 million
•	Enters Into Definitive Agreement to Acquire Perrigo Animal Health

Cord Christensen, PetIQ’s Chairman and Chief Executive Officer commented, “The strength of our diversified animal health products and services business fueled our first quarter financial results, outperforming the broader pet health and wellness category.  We generated record quarterly net sales growth with increases across all sales channels as a result of our complementary veterinarian product and service offerings. The demand for PetIQ’s affordable and accessible pet products and veterinarian services is strong and we remain committed to expanding our position to fuel our future growth and value for our shareholders.”

Mr. Christensen continued, “At PetIQ our mission is to make pets’ lives better through improved access to affordable pet health care and we are excited to have reached a definitive agreement to acquire Perrigo Animal Health. We believe this strategic and accretive acquisition will further the execution of our Follow the Pets long-term strategy by expanding the depth and breadth of veterinarian products offering as we build upon our existing business momentum to grow sales and importantly, grow the animal health and wellness category for many years to come.”

First Quarter 2019 Financial Results

Net sales increased 29% to $148.4 million for the first quarter of 2019, compared to $115.1 million for the same period in the prior year. Product segment net sales were $126.1 million and Services segment revenues were $22.4 million in the first quarter of 2019. The increase in consolidated net sales reflects growth in existing retail partners, driven by the increase in the number of pet parents moving their pet health care needs to PetIQ’s products and services, the expansion of item counts and programs at existing customers, as well as growth within the Services segment and ownership of VIP for the full period. Pro forma sales as if VIP had been owned for the full period of 2018 would have grown 26%.

Gross profit was $24.7 million, an increase of 56%, compared to $15.9 million in the same period last year. Gross margin for the quarter was 16.7%. Adjusted gross profit was $26.2 million and adjusted gross margin was 17.6% for the first quarter 2019.  The GAAP gross margin to adjusted gross margin difference of 90 basis points is a result of the exclusion of non-same-store Services segment revenue contribution and related costs of sales.

Net income was $2.3 million and adjusted net income was $6.0 million for the first quarter of 2019. Adjusted net income primarily excludes stock-based compensation expense, tax expense, fair value adjustment to contingent note, acquisition expenses, and operating losses associated with the 25 non-comparable newly opened veterinary wellness centers, one new host partner, and seven regional offices that have been open less than six trailing quarters.

First quarter adjusted EBITDA increased 95% to $10.9 million, representing an adjusted EBITDA margin of 7.3%, compared to $5.6 million, representing a 4.9% margin, for the same period in the prior year.  The increase in adjusted EBITDA was a result of higher net sales resulting in increased adjusted gross profit and increased leverage of general and administrative expenses.

Adjusted gross profit, adjusted net income, and adjusted EBITDA are non-GAAP financial measures.  The Company believes these non-GAAP financial measures provide investors with additional insight into and measurement of its entry into the veterinary services business following the acquisition of VIP in January 2018.  In the Services segment, the Company is providing a “same-store sales” adjustment to reflect revenue and costs for veterinary clinics and regions open for at least six trailing quarters.  The Company believes this will provide useful information to investors as these veterinary clinics and wellness centers mature and move into the comparable store base.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Products: For the first quarter of 2019, the Product segment net sales increased 29% to $126.1 million and operating income increased 45% to $13.0 million.  This compares to Product segment sales and operating income of $97.9 million and $8.9 million, respectively, for the first quarter of 2018.  Product segment net sales were driven by ongoing strength of the Company’s prescription drug programs within retail partner pharmacies both in-store and online, as well as greater SKU penetration within existing accounts.

Services: For the first quarter of 2019, the Services segment net revenues and operating income were $22.4 million and $3.0 million, respectively.  This compares to Service segment net revenues and operating income of $17.2 million and a loss of $0.4 million, respectively, for the first quarter of 2018. Services segment growth was achieved from increases in all substantive metrics including pets per clinic, revenue per pet and revenue per clinic.

In-line with the PetIQ’s new veterinarian wellness centers opening plan for 2019 it did not have any new openings during the first quarter of 2019 and remains on track to open 80 new wellness centers in 2019.  There were a total of 34 veterinarian wellness centers as of March 31, 2019.  In preparation for its veterinarian wellness center expansion, the Company opened two new regional offices during the quarter for a total of 36 at the end of the first quarter of 2019.

Cash and Debt

As of March 31, 2019, the Company had cash and cash equivalents of $54.4 million, plus availability on its revolving credit facility of $52.9 million, equating to $107.3 million, which the Company defines as total liquidity. The Company’s long-term debt balance, which is largely comprised of its revolving credit facility and term loan, was $115.3 million as of March 31, 2019.  From a working capital perspective, accounts receivable increased $20.5 million compared to December 31, 2018, in line with the Company’s strong sales growth. Inventory increased $20.4 million compared to the prior year as a result of inventory needed to support the growth in the Company’s business.

Enters Into Definitive Agreement to Acquire Perrigo Animal Health

The Company also announced today in a separate press release that it has entered into a definitive agreement to acquire Perrigo Animal Health, a division of Perrigo Company plc (NYSE: PRGO); (TASE: PRGO), including products sold under brands such as PetArmor®, Sentry®, and Sergeant’s®. Perrigo Animal Health provides vet quality solutions to consumers at retail with a commitment to making high quality, affordable pet care products for animals and their owners. The $185 million cash transaction has been unanimously approved by PetIQ’s Board of Directors. The purchase price reflects an adjusted EBITDA multiple of 9.0x, based on estimated fiscal year 2020, including potential run-rate cost synergies. PetIQ plans to finance the transaction with $25 million of existing cash on hand, $145 million of new term loan financing committed by Ares Capital Management, with the remaining balance to be financed through PetIQ’s existing revolving credit facility with East West Bank. Pro forma for the transaction, net debt-to-Adjusted EBITDA leverage ratio is expected to be approximately 4.5x1. PetIQ is committed to reducing the leverage at closing using a combination of organic growth and free cash flow. PetIQ expects to realize cash tax savings related to the depreciation and amortization of assets acquired, of approximately $18 million on a present value basis. PetIQ expects that this acquisition will be accretive to earnings in the first twelve months following closing, and thereafter. This transaction is expected to close during the third quarter of 2019, subject to customary closing conditions, including the receipt of U.S. anti-trust approval.

Outlook

PetIQ is reiterating its full year 2019 financial outlook for its existing product and services business on a stand-alone basis and will provide a 2019 annual and long-term outlook including the contribution from Perrigo Animal Health post-closing of the transaction.

On a standalone basis or the full year 2019 the Company continues to expect the following:

•	Consolidated net sales of at least $600 million, an increase greater than 14% from growth of 98% in 2018
•	Adjusted EBITDA* of at least $51 million, an increase greater than 23% from growth of 86% in 2018
•	The opening of at least 80 veterinarian wellness clinics

For full year 2020 based on the combination of PetIQ and Perrigo Animal Health the Company is introducing the following outlook:

•	Consolidated net sales of approximately $780 million
•	Adjusted EBITDA* of approximately $78 million

The Company is reiterating its long-term 2023 growth objectives on a stand-alone basis, including:

•	Net sales of approximately $1.0 billion
•	Adjusted EBITDA margin of greater than 15% *
•	Wellness center locations of 1,000

1 Pro forma net leverage defined as PetIQ’s net debt as of March 31, 2019 as adjusted for the proposed transaction, covered by expected 2019 Pro forma Adjusted EBITDA.

*The Company does not provide guidance for the most directly comparable GAAP measure, net income, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Conference Call and Webcast

The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, May 8, 2019, at 4:30 p.m. ET. The conference call and supplemental investor presentation will be available live over the Internet through the “Investors” section of the Company’s website at www.PetIQ.com.  To participate on the live call listeners in North America may dial 855-327-6837 and international listeners may dial 631-891-4304.

A replay of the conference call will be archived on the Company’s website and telephonic playback will be available through May 29, 2019. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671 the passcode is 10006676.

About PetIQ

PetIQ is a leading, rapidly growing pet health and wellness company.  Through over 60,000 points of distribution across retail and e-commerce channels, PetIQ and VIP Petcare, a wholly-owned subsidiary, have a mission to make pet lives better by educating pet parents on the importance of offering regular, convenient access and affordable choices for pet preventive and wellness veterinary products and services.  PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.  For more information, visit www.PetIQ.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could" and similar expressions.  Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.  The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income (loss), Adjusted gross profit, Adjusted EBITDA, and Adjusted EBITDA Margin.

Adjusted net income consists of GAAP Net income (loss) adjusted for tax expense, acquisition expenses, purchase accounting adjustments, integration costs and costs of discontinued clinics, new clinic launch expense, and stock based compensation expense.  Adjusted Net Income is utilized by management: (i) to compare operations of the Company prior to our initial public offering and (ii) to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of GAAP gross profit adjusted for purchase accounting adjustments, gross profit (loss) on veterinarian clinics and wellness centers that are not part of same store sales, and new clinic launch expense.  Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

EBITDA represents net income (loss) before interest, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus acquisition costs, stock based compensation expense, purchase accounting, inventory adjustment, fair value adjustment to contingent consideration, new clinic launch expenses, integration and costs of discontinued clinics, and operations of non-same-store operations as defined below. Adjusted EBITDA Margin is Adjusted EBITDA stated as a percentage of Net sales.  Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation and (ii) to evaluate the effectiveness of our business strategies.  The Company presents EBITDA because it is a necessary component for computing Adjusted EBITDA.

We believe that the use of Adjusted Net income, Adjusted gross profit, Adjusted EBITDA, and Adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating Adjusted Net Income, adjusted gross profit, Adjusted EBITDA and Adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of Adjusted Net Income, adjusted gross profit, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted Net Income, adjusted gross profit, Adjusted EBITDA and Adjusted EBITDA margin in the same manner.  Our management does not, and you should not, consider Adjusted Net Income, adjusted gross profit or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted Net Income, adjusted gross profit and Adjusted EBITDA is that they exclude significant expenses and income that are required by

GAAP to be recorded in our financial statements.  See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

The Company considers its same-store portfolio to consist of only those retail service regional offices, mobile community clinics provided within host partners, and wellness centers that have been operating for at least six trailing quarters.

Definitions

1)	Mobile community clinic
•

A mobile community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles.  Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s mobile community clinics, these clinics are grouped as part of geographic regions.  New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

2)	Veterinarian Wellness center
•

A veterinarian wellness center is a physical fixed service location within the existing footprint of one of our retail partners.  These veterinarian wellness centers operate under a variety of brands based on the needs of our partner locations, including the recently launched VetIQ clinics at Walmart.

3)	Regional offices
•

Regional offices support the operations of the Company’s services segment which include its mobile veterinarian community clinics and wellness centers.  These offices are staffed with field management and other operational staff.

CONTACT:

Investor Relations Contact:	Media Relations Contact:
ICR Katie Turner katie.turner@icrinc.com Jeff Sonnek 646-277-1263 jeff.sonnek@icrinc.com	ICR Cory Ziskind cory.ziskind@icrinc.com 646-277-1232

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, $’s in 000’s except for share and per share amounts)

	March 31, 2019	December 31, 2018
Current assets
Cash and cash equivalents	$54,367	$66,360
Accounts receivable, net	65,466	45,007
Inventories	112,539	92,142
Other current assets	4,313	4,212
Total current assets	236,685	207,721
Property, plant and equipment, net	26,811	27,335
Operating lease right of use assets	9,860	—
Deferred tax assets	46,585	43,946
Other non-current assets	2,667	2,857
Intangible assets, net	87,366	88,546
Goodwill	125,279	125,029
Total assets	$535,253	$495,434
Liabilities and equity
Current liabilities
Accounts payable	$71,023	$54,768
Accrued wages payable	4,158	5,295
Accrued interest payable	607	728
Other accrued expenses	919	1,154
Current portion of operating leases	2,862	—
Current portion of long-term debt and finance leases	2,446	2,251
Total current liabilities	82,015	64,196
Operating leases, less current installments	7,170	—
Long-term debt	115,274	107,418
Finance leases, less current installments	1,944	2,319
Other non-current liabilities	268	524
Total non-current liabilities	124,656	110,261
Commitments and contingencies
Equity
Additional paid-in capital	271,916	262,219
Class A common stock, par value $0.001 per share, 125,000,000 shares authorized, 22,156,706 and 21,619,875 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	22	22
Class B common stock, par value $0.001 per share, 100,000,000 shares authorized, 6,027,847 and 6,546,791 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	6	7
Accumulated deficit	(2,839)	(4,450)
Accumulated other comprehensive loss	(941)	(1,316)
Total stockholders' equity	268,164	256,481
Non-controlling interest	60,418	64,496
Total equity	328,582	320,977
Total liabilities and equity	$535,253	$495,434

PetIQ, Inc.

Condensed Consolidated Statements of Income

(Unaudited, $’s in 000’s, except for per share amounts)

	Three Months Ended
	March 31, 2019	March 31, 2018

Product sales	$126,084	$97,851
Services revenue	22,352	17,215
Total net sales	148,436	115,066
Cost of products sold	108,064	84,586
Cost of services	15,642	14,597
Total cost of sales	123,706	99,183
Gross profit	24,730	15,883
Operating expenses
General and administrative expenses	20,538	18,968
Contingent note revaluations (gain) loss	(680)	141
Operating income (loss)	4,872	(3,226)
Interest expense, net	(1,937)	(1,765)
Foreign currency loss, net	(122)	(78)
Other income, net	13	45
Total other expense, net	(2,046)	(1,798)
Pretax net income (loss)	2,826	(5,024)
Income tax (expense) benefit	(500)	1,067
Net income (loss)	2,326	(3,957)
Net income (loss) attributable to non-controlling interest	715	(1,929)
Net income (loss) attributable to PetIQ, Inc.	$1,611	$(2,028)
Net income (loss) per share attributable to PetIQ, Inc. Class A common stock
-Basic	$0.07	(0.14)
-Diluted	$0.07	(0.14)
Weighted Average shares of Class A common stock outstanding
-Basic	21,800,033	14,574,883
-Diluted	21,977,898	14,574,883

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, $’s in 000’s)

	For the Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net income (loss)	$2,326	$(3,957)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization of intangible assets and loan fees	3,091	2,522
Foreign exchange (gain) loss on liabilities	—	53
(Gain) Loss on disposition of property, plant, and equipment	(34)	(20)
Stock based compensation expense	1,544	698
Deferred tax adjustment	500	(1,067)
Contingent note revaluations	(680)	141
Other non-cash activity	17	(334)
Changes in assets and liabilities
Accounts receivable	(20,444)	(28,997)
Inventories	(20,366)	(27,238)
Prepaid expenses and other assets	21	16
Accounts payable	17,335	22,508
Accrued wages payable	(1,150)	(482)
Other accrued expenses	(359)	(2,274)
Net cash used in operating activities	(18,199)	(38,431)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	47	57
Purchase of property, plant, and equipment	(897)	(2,224)
Business acquisitions (net of cash acquired)	—	(91,986)
Net cash used in investing activities	(850)	(94,153)
Cash flows from financing activities
Proceeds from issuance of long-term debt	134,134	162,278
Principal payments on long-term debt	(125,717)	(59,533)
Tax Distributions to LLC Owners	(1,378)	(540)
Principal payments on finance lease obligations	(371)	(242)
Payment of deferred financing fees and debt discount	(50)	(2,613)
Exercise of options to purchase common stock	315	—
Net cash provided by financing activities	6,933	99,350
Net change in cash and cash equivalents	(12,116)	(33,234)
Effect of exchange rate changes on cash and cash equivalents	123	52
Cash and cash equivalents, beginning of period	66,360	37,896
Cash and cash equivalents, end of period	$54,367	$4,714

PetIQ, Inc.

Segment Results

(Unaudited, $’s in 000’s)

$'s in 000's
March 31, 2019	Products	Services	Corporate	Consolidated
Net Sales	$126,084	$22,352	$—	$148,436
Operating income (loss)	13,003	3,017	(11,148)	4,872
Depreciation expense	553	524	576	1,653
Amortization expense	$—	$—	$1,279	$1,279

$'s in 000's
March 31, 2018	Products	Services	Corporate	Consolidated
Net Sales	$97,851	$17,215	$—	$115,066
Operating income (loss)	8,949	(356)	(11,819)	(3,226)
Depreciation expense	462	547	241	1,250
Amortization expense	$—	$—	$1,140	$1,140

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, $’s in 000’s)

	For the three months ended
	March 31, 2019	March 31, 2018
Gross profit	$24,730	$15,883
Plus:
Purchase accounting adjustment to inventory	—	1,502
Non same-store gross loss	1,435	167
Adjusted gross profit	$26,165	$17,552

PetIQ, Inc.

Reconciliation between Net Income (loss) and Adjusted EBITDA

(Unaudited, $’s in 000’s)

	For the three months ended
	March 31, 2019	March 31, 2018
Net income (loss)	$2,326	$(3,957)
Plus:
Tax expense (benefit)	500	(1,067)
Depreciation	1,654	1,250
Amortization	1,279	1,140
Interest	1,937	1,765
EBITDA	$7,696	$(869)
Acquisition costs(1)	576	3,215
Stock based compensation expense	1,544	698
Purchase accounting adjustment to inventory	—	1,502
Non same-store revenue(2)	(1,516)	(221)
Non same-store costs(2)	3,252	388
Fair value adjustment of contingent note	(680)	141
Integration costs and costs of discontinued clinics	—	371
Clinic launch expenses(3)	—	365
Adjusted EBITDA	$10,872	$5,590
	7.3%	4.9%

(1) Acquisition costs relating to the various acquisitions, including completed and contemplated transactions.

(2)Non same-store revenue and costs are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results. There were 25 wellness centers, 6 regions, and one new host partner that had less than six trailing quarters of operating results for the three months March 31, 2019 and six wellness centers and 2 regions for the three months ended March 31, 2018.

(3)Clinic launch expenses represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.

PetIQ, Inc.

Reconciliation between Net Income (loss) and Adjusted Net Income

(Unaudited, $’s in 000’s)

	Three months ended
	March 31, 2019	March 31, 2018
Net income (loss)	$2,326	$(3,957)
Plus:
Acquisition costs(1)	576	3,215
Tax expense (benefit)	500	(1,067)
Stock based compensation expense	1,544	698
Purchase accounting adjustment to inventory	—	1,502
Non same-store revenue(2)	(1,516)	(221)
Non same-store costs(2)	3,252	388
Fair value adjustment of contingent note	(680)	141
Integration costs and costs of discontinued clinics	—	371
New clinic launch expenses(3)	—	365
Adjusted Net income	$6,002	$1,435

(1) Acquisition costs relating to the various acquisitions, including completed and contemplated transactions.

(2)Non same-store revenue and costs are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results. There were 25 wellness centers, 6 regions, and one new host partner that had less than six trailing quarters of operating results for the three months March 31, 2019 and six wellness centers and 2 regions for the three months ended March 31, 2018.

(3)Clinic launch expenses represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.